Exhibit 14.1

MALIBU BOATS, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS AND CHIEF EXECUTIVE OFFICER

This Code of Ethics (this “Code”) applies to the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions (collectively, the “Senior Financial Officers”), of Malibu Boats, Inc. (the “Company”). They are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. The Company adopted the Malibu Boats, Inc. Code of Business Conduct (our “Code of Conduct”), which is the basis of our commitment to the highest ethical and legal standards. Our Code of Conduct governs all of our directors and employees, including our Senior Financial Officers. Each of the provisions of this Code is addressed in our Code of Conduct, and each of our Senior Financial Officers is subject to, and has agreed to abide by, the Code of Conduct. Moreover, in light of the requirement contained in the Sarbanes-Oxley Act of 2002 that each public company disclose whether it has a code of ethics for senior financial officers, we have prepared this Code in order to specifically address the unique role of these officers in corporate governance. This Code provides principles to which the Senior Financial Officers are expected to adhere and which they are expected to advocate. This Code is intended to deter wrongdoing and to promote:

(a)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(c)	compliance with applicable laws, rules and regulations;

(d)	the prompt internal reporting of violations of the Code; and

(e)	accountability for adherence to the Code.

All of our Senior Financial Officers must conduct themselves in accordance with the Code and seek to avoid even the appearance of improper behavior. The Code is neither a contract nor a legal document that creates a contractual relationship. This Code does not summarize all of our policies. Senior Financial Officers must also comply with our other policies, including those set forth in our Code of Conduct.

1. Compliance With Laws. Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All Senior Financial Officers must respect and obey the laws, rules and regulations of the jurisdictions in which we operate. It is important for Senior Financial Officers to ensure compliance with these laws, rules and regulations and to take action promptly on any reports of violations or suspected violations.

2. Conflicts Of Interest. The Company expects and requires its Senior Financial Officers to act honestly and ethically and to avoid actual or apparent conflicts of interest with the Company, except when acting in compliance with policies or guidelines approved by the Board of Directors.

3. Public Company Reporting. As a public company, the Company must provide full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and in other public communications. The Senior Financial Officers are directly involved in that process and have several responsibilities, including the following:

•	Assuring that our public reports are complete, fair and understandable. We expect you to take this responsibility very seriously and to provide prompt, full and accurate answers to inquiries related to our public disclosure requirements.

•	Maintaining our books, records, accounts and financial statements in reasonable detail while ensuring that they appropriately reflect our transactions and conform both to applicable legal requirements and are subject to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained.

•	Retaining or destroying records according to applicable law and any record retention policy we may establish from time to time. In accordance with any such policy, in the event of litigation or governmental investigation, please consult the Company’s counsel immediately.

•	Assuring that our public reports fairly and accurately reflect the business and finances of the Company. If you believe that they do not, you have a responsibility to bring your concerns to the attention of the Chair of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”).

•	Complying with any disclosure controls and procedures of the Company.

Every Senior Financial Officer who has, or who hears expressed by another person, any concerns about the manner in which the Company’s financial statements or public reports are prepared, the sufficiency of its internal financial controls, the honesty or competence of its financial management or independent auditors or any other matter within the purview of the Audit Committee is directed to report the matter promptly to the Chair of the Audit Committee. The Audit Committee will not tolerate retaliation against any person who reports potential issues to the Audit Committee in good faith.

4. Waivers Of The Code Of Business Conduct And Ethics. Any waiver of this Code for Senior Financial Officers may be made only by the Company’s Board of Directors to the extent necessary and warranted and will be promptly disclosed to the extent required by law or regulation of any applicable securities exchange market.

5. Reporting Illegal Or Unethical Behavior. The Senior Financial Officers are required to report promptly in accordance with the reporting procedures established by our Code of Conduct any observed illegal or unethical behavior, or other violations of this Code. In the rare case that a Senior Financial Officer becomes aware of a serious legal violation or a breach of fiduciary duty by a director, officer or employee of the Company, he or she is required to contact the Chair of the Audit Committee or another member of the Audit Committee. Retaliation for reports of misconduct is strictly prohibited. Anyone who retaliates or attempts to retaliate against a reporting employee will be subject to discipline, up to and including termination.

6. Investigations of Reports, Corrective Action and Discipline. The Company’s Board of Directors, through the Audit Committee, will investigate all reported concerns promptly and confidentially to the extent possible. Senior Financial Officers are expected to cooperate fully in internal investigations of misconduct. The Company’s Board of Directors, or appropriate committee thereof, will assess any findings from the investigation and recommend corrective action or changes that need to be made.

7. Compliance with Code. Compliance with this Code shall be monitored by the Audit Committee. Senior Financial Officers are encouraged to seek guidance regarding the application or interpretation of this Code from the Company’s counsel or the Chair of the Audit Committee and are expected to cooperate fully in any investigation of any potential violation of this Code.

8. Accountability. The Company’s Board of Directors shall determine, or designate an appropriate person or committee to determine, appropriate actions to be taken in the event of violations of this Code or our Code of Conduct by any Senior Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and our Code of Conduct, and shall include written notices to the individuals involved of the Board of Directors’ determination that there has been a violation and of any censure by the Board of Directors, demotion or re-assignment of the individuals involved, suspension with or without pay or benefits (as determined by the Board of Directors) or termination of such individuals’ employment, as applicable. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation involved a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individuals in question had been advised prior to the violation as to the proper course of action and whether or not the individuals in question had committed other violations in the past.

ACKNOWLEDGEMENT

I have received and reviewed the Code of Ethics for Senior Financial Officers and Chief Executive Officer of Malibu Boats, Inc. (the “Code”) and hereby certify that I understand and will comply with the Code. I understand that my failure to comply in all respects with the Company’s policies and codes, including the Code, is basis for disciplinary action against me up to and including termination of my employment or relationship with the Company.

Date:

Signature

Name:

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